UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: October 7, 2004

                                   AT&T CORP.

               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

                  1-1105                           13-4924710
          (Commission File Number)     (IRS Employer Identification No.)

                   One AT&T Way, Bedminster, New Jersey 07921

                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (908) 221-2000

                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On October 7, 2004, AT&T Corp. ("AT&T") issued a press release announcing asset impairment and restructuring charges. A copy of the press release is attached as
Exhibit 99.1. The information contained in this Item 2.02 and Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.


ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
See item 8.01 the contents of which are incorporated herein by reference.


ITEM 2.06. MATERIAL IMPAIRMENTS.

In July 2004, AT&T announced a strategic change in our business focus away from traditional consumer services and towards business markets and emerging technologies. As a result of this strategic change, we performed an evaluation of our long-lived assets including property, plant and equipment (PP&E) and internal use software (IUS), as this strategic change created a "triggering event" necessitating such a review. In assessing impairments we follow the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We operate an integrated telecommunications network; therefore we performed our testing of the asset group at the entity level, as this is the lowest level for which identifiable cash flows are available.

In performing the test, we determined that the total of the expected future undiscounted cash flows directly related to the existing service potential of the asset group was less than the carrying value of the asset group; therefore an impairment charge was required. The amount of the impairment charge represented the difference between the fair value of the asset group and its associated carrying value. We calculated the fair value of our asset group with the assistance of an independent third party valuation specialist using discounted cash flows. The discounted cash flows calculation was made utilizing various assumptions and estimates regarding future revenue and expenses, cash flows and discount rates. Per SFAS No. 144, the forecasts were developed without contemplation of investments in new products. We determined that a $11.4 billion impairment charge to PP&E and IUS was necessary on October 7, 2004. The impairment charge resulted from sustained pricing pressure and the evolution of services toward newer technologies in the business market as well as changes in the regulatory environment, which led to a shift away from traditional consumer services. The charge was non-cash and will not result in future cash expenditures.

The strategic change in business focus also created a "triggering event" for a review of our goodwill. We follow the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" for determining and measuring impairments. SFAS No. 142 indicates that if other types of assets (in addition to goodwill) of a reporting unit are being tested for impairment at the same time as goodwill, then those assets are to be tested for impairment prior to performing the goodwill impairment testing. Accordingly, the PP&E and IUS impairment charge noted above reduced the carrying value of the reporting units when performing the impairment test for goodwill.

The goodwill impairment test requires us to estimate the fair value of our overall business enterprise down to the reporting unit level. We estimate fair value using both a discounted cash flows model, as well as an approach using market comparables, both of which are weighted equally to determine fair value. Under the discounted cash flows method, we utilize estimated long-term revenue and cash flows forecasts, as well as assumptions of terminal value, together with an applicable discount rate to determine fair value. Under the market approach, fair value was determined by comparing our reporting units to similar businesses (or guideline companies). We then compared the carrying value of our reporting units to their fair value. Since the fair value of the reporting units exceeded their carrying amounts, no goodwill impairment charge was recorded.


ITEM 8.01. OTHER EVENTS.
On October 7, 2004, AT&T announced that during the third quarter of 2004 we will record net restructuring and other charges of $1.1 billion, primarily consisting of employee separation costs related to both AT&T Business Services and AT&T Consumer Services, including $0.3 billion of benefit plan curtailment costs. This activity resulted from the continued integration and automation of various functions within network operations and the strategic change we announced in July 2004. These exit plans will impact approximately 11,200 employees (the majority of which were involuntary terminations). Approximately 60% of the employees impacted by this exit plan are managers. We anticipate that approximately two-thirds of the employees associated with these exit plans will be notified or will leave their positions by the end of 2004.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(C) EXHIBITS

    EXHBIT 99.1 - Press release dated October 7, 2004


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             AT&T Corp.
                             By:  /s/  C. R. Reidy
                             ----------------------------
                                       Christopher R. Reidy
                                       Vice President - Controller


October 7, 2004


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    Exhibit Index

    Exhibit No.   Description
    99.1          Press release dated October 7, 2004